Exhibit 99.1

180 Life Sciences Regains Full Compliance with Nasdaq

Minimum Bid Price Requirement

PALO ALTO, Calif., January 5, 2023 -- 180 Life Sciences Corp. (NASDAQ: ATNF) (“180 Life Sciences” or the “Company”), today announced that the Company received a letter on January 4, 2023 from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has regained full compliance with the minimum bid price for continued listing on the Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”).

As indicated in the letter, Nasdaq determined that for 10 consecutive business days, the closing bid price of the Company’s common stock was at or above $1.00 per share. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement.

About 180 Life Sciences Corp.

180 Life Sciences Corp. is a clinical-stage biotechnology company driving ground-breaking studies into clinical programs which are seeking to address major unmet medical needs. The Company’s focus is a novel program to treat several inflammatory disorders using anti-TNF (tumor necrosis factor).

Investors:

Jason Assad

Director of IR

180 Life Sciences Corp

(678) 570-6791

Jason@180lifesciences.com